Exhibit 99.1

Okta Signs Definitive Agreement to Acquire Auth0 to Provide

Customer Identity for the Internet

Acquisition will accelerate Okta’s journey to provide identity for the internet,

bringing choice and flexibility to both developers and the world’s largest organizations

San Francisco, CA — March 3, 2021 — Okta, Inc. (NASDAQ:OKTA), the leading independent identity provider, today announced it has entered into a definitive agreement to acquire Auth0, a leading identity platform for application teams, in a stock transaction valued at approximately $6.5 billion. Together, Okta and Auth0 address a broad set of identity use cases and the acquisition will accelerate the companies’ shared vision of enabling everyone to safely use any technology, shaping the future of identity on the internet.

The transaction will accelerate Okta’s growth in the $55 billion identity market. Auth0 will operate as an independent business unit inside of Okta, and both platforms will be supported, invested in, and integrated over time — becoming more compelling together. As a result, organizations will have greater choice in selecting the identity solution for their unique needs. Okta and Auth0’s comprehensive, complementary identity platforms are robust enough to serve the world’s largest organizations and flexible enough to address every identity use case, regardless of the audience or user.

“Combining Auth0’s developer-centric identity solution with the Okta Identity Cloud will drive tremendous value for both current and future customers,” said Todd McKinnon, Chief Executive Officer and co-founder, Okta. “In an increasingly digital world, identity is the unifying means by which we use technology — both at work and in our personal lives. With so much at stake for businesses today, it’s critical that we deliver trusted customer-facing identity solutions. Okta’s and Auth0’s shared vision for the identity market, rooted in customer success, will accelerate our innovation, opening up new ways for our customers to leverage identity to meet their business needs. We are thrilled to join forces with the Auth0 team, as they are ideal allies in building identity for the internet and establishing identity as a primary cloud.”

With continued global market tailwinds of cloud and hybrid IT, digital transformation, and zero-trust security, an identity platform has become one of the most critical technology investments an organization will make. These trends have accelerated over the past year as companies of all sizes and across every industry had to quickly pivot to deliver engaging customer experiences online. Organizations everywhere are rapidly leveraging identity to streamline processes, reduce costs, maintain the highest levels of security, and improve customer experiences to drive business growth. Okta and Auth0 are both committed to delivering innovation and value to organizations navigating those transformations.

“Okta and Auth0 have an incredible opportunity to build the identity platform of the future,” said Eugenio Pace, Chief Executive Officer and co-founder, Auth0. “We founded Auth0 to enable product builders to innovate with a secure, easy-to-use, and extensible customer identity platform. Together, we can offer our customers workforce and customer identity solutions with exceptional speed, simplicity, security, reliability and scalability. By joining forces, we will accelerate our customers’ innovation and ability to meet the needs and demands of consumers, businesses and employees everywhere.”

Details Regarding the Proposed Acquisition

Okta will acquire Auth0 for approximately $6.5 billion in Okta Class A common stock (subject to customary purchase price adjustments and certain customary cash payouts in lieu of stock) based on a fixed number of Okta shares and an Okta share price of $276.21. The boards of directors of Okta and Auth0 have each approved the transaction. An investor presentation about the transaction is available on our investor relations website at investor.okta.com.

The proposed transaction is subject to receipt of required regulatory approvals and satisfaction or waiver of other customary closing conditions and is expected to close during Okta’s second quarter of fiscal year 2022, the quarter ending July 31, 2021.

Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Okta with the Securities and Exchange Commission.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor and Latham & Watkins LLP is serving as legal counsel to Okta. Qatalyst Partners is serving as financial advisor and Perkins Coie LLP is serving as legal counsel to Auth0.

Conference Call Information

Okta and Auth0 executives will discuss the details of this transaction during Okta’s fourth quarter earnings video webcast today, March 3, 2021, at 2:00 p.m. Pacific Time. The live video webcast of the conference call will be accessible from the Okta investor relations website at investor.okta.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Okta’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions, risks related to the ability of the parties to satisfy the closing conditions in a timely fashion or at all, and risks related to the integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Okta disclaims any obligation to update these forward-looking statements.

About Auth0

Auth0 provides a platform to authenticate, authorize, and secure access for applications, devices, and users. Security and application teams rely on Auth0’s simplicity, extensibility, and expertise to make identity work for everyone. Safeguarding billions of login transactions each month, Auth0 secures identities so innovators can innovate, and empowers global enterprises to deliver trusted, superior digital experiences to their customers around the world.

About Okta

Okta is the leading independent identity provider. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With more than 7,000 pre-built integrations to applications and infrastructure providers, Okta provides simple and secure access to people and organizations everywhere, giving them the confidence to reach their full potential. More than 10,000 organizations, including JetBlue, Nordstrom, Siemens, Slack, T-Mobile, Takeda, Teach for America, and Twilio, trust Okta to help protect the identities of their workforces and customers.

Contact

Jenna Kozel

press@okta.com

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